                                                                    EXHIBIT 10.5

                          Aristotle Publishing, Inc.

                                October 6, 1999

Rob Christ
19000 Gallop Drive
Germantown, MD 20874

Dear Rob:

     Aristotle Publishing, Inc. (the "Company") is pleased to offer you employment on the following terms:

     1. Position. You will serve in a full-time capacity as Chief Financial Officer of the Company. You will report to Chief Executive Officer. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

     2. Salary. You will be paid a salary at the annual rate of $110,000, payable in semi-monthly installments in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. During your employment with the Company, you will also be eligible to receive (i) a cash bonus of $10,000 in the event the Company equals or exceeds its internal budgeted financial projections for the fourth fiscal quarter of 1999, and (ii) a cash bonus of $15,000 in the event the Company consummates a firmly underwritten initial public offering of the Company's common stock, payable in accordance with the Company's bonus policies in effect. After 90 days of continuous employment, you will be entitled to participate in the Company's employee medical and other benefit plans and programs, subject to the rules and regulations applicable thereto.

     3. Stock Options. Subject to the approval of the Company's Board of Directors or its Compensation Committee, I will recommend to the Board of Directors that an option to purchase 52,147 shares of the Company's Common Stock be granted to you. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later (which I anticipate will be $2.75 per share). The option will be subject to the terms and conditions applicable to options granted under the Company's 1999 Stock Option Plan, as described in that Plan and your stock option agreement. You will vest in 25% of the option shares after 12 months of service, and the balance will vest monthly over the next 4 years of service, as described in the applicable stock option agreement.

     4. Proprietary Information And Inventions Agreement. Like all Company employees, you will be required as a condition to your employment with the Company to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

     5. Period Of Employment. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. If within the first twelve (12) months of your employment with the Company, you are terminated without cause, (i) you will be entitled to receive a pro rated portion of your annual salary that you otherwise would have received had your employment not been terminated payable on a semi-monthly installments in accordance with the Company's standard payroll practices for salaried employees and (ii) 25% of your option shares will vest immediately and you shall be entitled to exercise such options pursuant to the terms and conditions applicable to options granted under the Company's 1999 Stock Option Plan, as described in that Plan and your stock option agreement. Thereafter, your option shares shall no longer vest and you shall not be entitled to exercise any additional options. Prior and as a condition to the receipt of any severance benefits or acceleration of option shares contemplated above, you will execute a release for the benefit of the Company, its directors, officers, agents and affiliates satisfactory to the Company and in compliance with applicable law.

     6. Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company in preparing to compete with the Company or in hiring any employees of the Company. For the period of one year after your employment, you shall not enter into or engage generally in direct competition with the Company or its subsidiaries anywhere in the United States in the business of operating, creating, designing, programming, marketing or selling political products, professional campaign services, campaign software, advertising, or databases derived from registered voter lists, whether for your own business or for any other person or entity, including, specifically, but not limited to, any competitor, client, or former client of the Company, or any governmental entity.

     7. Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

     8. Entire Agreement. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

     9. Amendment And Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by the laws of the District of Columbia.

     We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

         We look forward to having you join us on November 1, 1999.

         If you have any questions, please call me at (415) 440-1012.


                                   Very truly yours,

                                   Aristotle Publishing, Inc.



                                   By:  /s/ John A. Phillips
                                        ______________________________
                                          Name:  John A. Phillips
                                          Title: Chief Executive Officer


I have read and accept this employment offer:

 /s/ Rob Christ
__________________________________
Name:  Rob Christ

Dated:  October 10, 1999
       ___________________________

                                  Exhibit A

          Form of Proprietary Information and Inventions Agreement


                             [see Exhibit 10.13]